Exhibit 10.8

DOMAIN GATEWAY

AGREEMENT OF PURCHASE AND SALE

between

DOMAIN GATEWAY I, LP,

a Texas limited partnership, as SELLER,

and

KBS CAPITAL ADVISORS LLC,

a Delaware limited liability company, as BUYER

Dated:   August 22, 2011

DOMAIN GATEWAY

2900 ESPERANZA CROSSING, AUSTIN, TEXAS

AGREEMENT OF PURCHASE AND SALE

This Agreement, dated as of August 22, 2011 (“Effective Date”), is between DOMAIN GATEWAY I, LP, a Texas limited partnership (“Seller”), and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Buyer”).

ARTICLE I

PURCHASE AND SALE OF PROPERTY

Section 1.1      Sale.

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

    (a)       Real Property.   That certain real property commonly known as “Domain Gateway” and located at 2900 Esperanza Crossing, in the City of Austin, State of Texas, as more particularly described in Exhibit A-1 attached hereto and made a part hereof (the “Land”), together with (1) all improvements located thereon (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land, (collectively, the “Real Property”);

    (b)       Lease.   All of the landlord’s interest in and to the Lease (as defined in Section 2.1(b) below);

    (c)       Tangible Personal Property.   All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property (collectively, the “Tangible Personal Property”), but specifically excluding from the Tangible Personal Property (1) any items of personal property owned by the Tenant (as defined in Section 2.1(b) below), (2) any items of personal property in Seller’s property management office, if any, located on the Real Property, (3) any items of personal property owned by third parties and leased to Seller, and (4) computer software, which are proprietary to Seller or Seller’s property manager, systems and equipment and related licenses used in connection with the operation or management of the Property. Seller will provide to Buyer any list which is in Seller’s possession of such Tangible Personal Property within the Delivery Period as defined in Section 2.1 below; and

    (d)       Intangible Personal Property.   To the extent assignable at no cost to Seller, all intangible personal property, if any, owned by Seller and related to the Real Property and the Improvements, including, without limitation: any trade names and trademarks associated with the Real Property and the Improvements (but specifically excluding the names “RREEF” and any derivatives thereof); any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties; any Service Contracts (as defined in Section 2.1(b) below) and other contract rights related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the Assignment of Leases, as defined in Section 8.3(a)(3) below); and any governmental permits, approvals and licenses (including any pending applications). Notwithstanding anything to the contrary contained herein, there shall be excluded from the assignment of any rights of Seller under any leases or other intangible property (i) any rights of Seller against third parties including, without limitation, tenants, with respect to the period prior to Closing, and (ii) except to the extent Seller receives a credit therefor at Closing, the rights of Seller to rents and other payments from tenants and other third parties prior to the Closing Date in accordance with the provisions of Section 8.5 below governing the same (the “Excluded Rights”) (collectively, the “Intangible Personal Property”).

    (e)       Parking Ground Lease.   Seller’s leasehold interest (the “Leasehold Interest”) in that certain parcel of real property, more particularly described, on Exhibit A-2 attached hereto and incorporated herein by reference thereto (the “Ground Lease Land”) pursuant to that Parking Ground Lease (the “Ground Lease”) dated effective as of April 9, 2009, by RREEF Domain LP, a Texas limited partnership (“RREEF”), and Seller, as amended, together with all improvements located thereon, if any.

Section 1.2      Purchase Price.

    (a)       The purchase price of the Property is Forty-Eight Million Five Hundred Thousand Dollars ($48,500,000.00) (the “Purchase Price”).

    (b)       The Purchase Price shall be paid as follows:

         (1)       Two (2) business days after the mutual execution and delivery hereof by Buyer and Seller, Buyer shall deposit in escrow with Heritage Title Company of Austin, Inc., 401 Congress Avenue, Suite 1500, Austin, TX 78701, Attention: Brenda K. Hindsman, cash or other immediately available funds in the amount of Five Hundred Thousand Dollars ($500,000) (the “Initial Deposit”). The title company responsible for the escrow and closing of this transaction shall be Heritage Title Company of Austin, Inc, 401 Congress Avenue, Suite 1500, Austin, TX 78701, Attention: Brenda K. Hindsman (the “Title Company”). Notwithstanding the foregoing, Buyer may coordinate all title matters directly with, and procure its title insurance policy from, Commonwealth Land Title Insurance Company (“Buyer’s Title Company”), whose address is 801 S. Figueroa Street, Suite 870, Los Angeles, California 90017, Title Coordinator: Anthony A. Behrstock; Telephone: (213) 330-2333; Telecopier: (213) 330-3113. The Title Company and Buyer’s Title Company shall enter into a sharing arrangement pursuant to which they shall share all title insurance premiums payable in connection with the issuance of the Title Policy (as defined in Section 4.2 below).

         (2)       If Buyer delivers an Asset Approval Notice under Section 2.2 to Seller prior to the expiration of the Contingency Period, Buyer shall deposit in escrow with the Title Company an additional amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Additional Deposit”) in cash or other immediately available funds within one

(1) business day after the expiration of the Contingency Period. The Initial Deposit, the Additional Deposit (if and when the Additional Deposit is deposited by Buyer with the Title Company as provided hereunder) and the Extension Deposit (if the Extension Deposit is deposited by Buyer with the Title Company as provided in Section 8.2 below) are collectively referred to herein as the “Deposit”.

         (3)       At the same time as the Deposit is provided to Title Company, Buyer shall deliver to Seller in cash the sum of One Hundred Dollars ($100.00) (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for Buyer’s exclusive right to purchase the Property and the Contingency Period provided hereunder, and for Seller’s execution and delivery of this Agreement. Notwithstanding anything to the contrary contained herein, the Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

The Deposit shall be held in an interest bearing account and all interest thereon, less investment fees, if any, shall be deemed a part of the Deposit. If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing (as defined in Section 1.2(b)(4) below) and credited against the Purchase Price. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT HEREUNDER, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, EITHER TO: (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT, IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTIONS 6.1, 9.3 AND 9.9 BELOW, OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT IF SPECIFIC PERFORMANCE IS NOT AVAILABLE OR CANNOT PUT BUYER IN THE SAME POSITION AS PROVIDED FOR IN THIS AGREEMENT, THEN BUYER SHALL BE ENTITLED TO REIMBURSEMENT FOR ACTUAL THIRD-PARTY OUT-OF-POCKET COSTS AND EXPENSES INCURRED BY BUYER IN NEGOTIATING THIS AGREEMENT AND PERFORMING ITS INVESTIGATIONS HEREUNDER, BUT IN NO EVENT MORE THAN SEVENTY-FIVE THOUSAND DOLLARS ($75,000.00). BUYER SHALL NOT HAVE ANY OTHER RIGHTS OR REMEDIES HEREUNDER AS A RESULT OF ANY DEFAULT BY SELLER PRIOR TO CLOSING, AND BUYER HEREBY WAIVES ANY OTHER SUCH REMEDY AS A RESULT OF A DEFAULT HEREUNDER BY SELLER. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES AND AS ITS SOLE AND EXCLUSIVE REMEDY. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS

BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S OBLIGATIONS UNDER SECTIONS 6.1, 9.3 AND 9.9.

INITIALS:                          SELLER                                               BUYER

         (4)       The balance of the Purchase Price shall be payable on the Closing Date by cash or by wire transfer of other immediately available funds to Seller, after adjusting for the prorations pursuant to Section 8.5 (a) hereof and the closing costs pursuant to Section 8.5(b) hereof (the “Closing”).

ARTICLE II

CONDITIONS

Section 2.1      Buyer’s Conditions Precedent.

Subject to the provisions of Section 9.3 hereof, Seller has provided and/or shall provide Buyer and its consultants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property. Seller has delivered or made available to Buyer, or shall within the Delivery Period (as defined below) deliver or make available to Buyer, copies of all Due Diligence Materials and Buyer’s 3-14 Audit Documents (as such terms are defined in Section 2.2 below) in Seller’s possession or control, except as otherwise specifically provided herein. Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) those portions of the Due Diligence Materials that would disclose Seller’s cost of acquisition of the Real Property, or cost of construction of the Improvements and related soft costs, or any estimates of costs to repair, replace, remediate or maintain the Real Property, (ii) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) Seller’s internal memoranda, attorney-client privileged materials, appraisals, structural or physical inspection reports (other than existing environmental reports for the Property (but excluding any reports covering the Property as a part of an investigation of a larger area of real property) in Seller’s possession or control, which it shall deliver to Buyer), and (v) any information which is the subject of a confidentiality agreement between Seller and a third party (the items described in clauses (i), (ii) (iii), (iv) and (v) being collectively referred to as the “Confidential Information”). The “Delivery Period” shall mean the period which ends two (2) Business Days after the Effective Date. Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval of the following, within the applicable time periods described in Sections 2.2 and 4.1 hereof, such conditions being deemed satisfied to the extent provided in Section 3.6 and 4.1(d):

    (a)       Title to the Property and survey matters in accordance with Article IV below.

    (b)       The Due Diligence Materials, including, but not limited to, the Ground Lease, the tenant lease for One West Bank, FSB (the “Tenant”), the sole tenant of the Property, any guaranties thereof, and all amendments and modifications thereof (collectively, the “Lease”) affecting the Property, and of all contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements, and equipment leases (collectively, the “Service Contracts”).

    (c)       The physical condition of the Property.

    (d)       The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property.

    (e)       The Tenant correspondence files, operating statements and books and records pertaining to the operation of the Property in each case for each of the five (5) most recent years during which the Property has been owned by Seller and for the current year (to the extent available), current real estate tax bills, any warranties, licenses, permits, certificates of occupancy, plans and specifications, and any current rent roll, current accounts receivable schedule and list of Tangible Personal Property in such form as Seller shall have in its possession or control for the Property, and other agreements or documents pertaining to the Property which will be binding on Buyer after Closing.

Section 2.2      Contingency Period.

Buyer shall have until 5:00 p.m. Central Standard Time on September 2, 2011 (such period being referred to herein as the “Contingency Period”) to review and approve the matters described in Sections 2.1(b)-(e) above in Buyer’s sole discretion, subject to the provisions of Section 4.1 governing title and survey review and approval. If Buyer determines to proceed with the purchase of the Property, then Buyer shall, before the end of the Contingency Period, give notice of its determination to proceed to Seller in writing (the “Asset Approval Notice”), in which case Buyer shall be deemed to have approved all of the matters described in Sections 2.1(a)-(e) above (subject to the provisions of Section 4.1 below as to title and survey matters), including, without limitation, all documents, Service Contracts (subject to Section 7.5) and other contracts, agreements, the Lease, reports, and other items and materials delivered to, prepared by or on behalf of, or made available to Buyer in connection with this Agreement, including, without limitation, those materials set forth in Schedule 2 attached hereto and made a part hereof, which shall be made available by Seller to the extent such items are in Seller’s possession (the “Due Diligence Materials”), and the Deposit shall become nonrefundable except as expressly provided herein. If before the end of the Contingency Period Buyer fails to give Seller the Asset Approval Notice, then Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below.

Buyer has informed Seller that Buyer is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14” Audit (“Buyer’s 3-14 Audit”). In connection with the performance of Buyer’s 3-14 Audit, Seller shall, during the Delivery Period, deliver to Buyer, concurrently with the delivery of the Due Diligence Materials, (i) the documents which are described on Schedule 2 attached hereto, to the extent in existence and in Seller’s possession (collectively, “Buyer’s 3-14 Audit Documents”) and (ii) provide to Buyer in written form, answers to such questions relating to the Property which are set forth in Schedule 2, to the extent such information is in existence and in Seller’s possession.

ARTICLE III

BUYER’S EXAMINATION

Section 3.1      Representations and Warranties of Seller.

Subject to the disclosures contained in Schedule 1 attached hereto and made a part hereof (the “Disclosure Items”), Seller hereby makes the following representations and warranties with respect to the Property: (notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability with respect to the Disclosure Items).

    (a)       Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

    (b)       Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

    (c)       This Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

    (d)       Seller has the power and authority to enter into this Agreement and all documents executed by Seller which are to be delivered to Buyer at Closing and to perform its obligations hereunder and thereunder.

    (e)       The only lease in force for the Property or other persons with rights to occupy any portion of the Property is set forth in a tenant list which is attached hereto as Exhibit B and made a part hereof, and to the best of Seller’s knowledge, Seller has received no written notice of any default by Seller with respect to such lease which has not been cured. Seller has delivered a true, correct and complete copy of the Lease, including all amendments thereto, to Buyer.

    (f)       To the best of Seller’s knowledge, the only Service Contracts in effect for the Property are set forth in a list of Service Contracts which Seller shall deliver to Buyer within the Delivery Period, and to the best of Seller’s knowledge, Seller has received no written notice of any default by Seller with respect to such Service Contracts which has not been cured.

    (g)       To the best of Seller’s knowledge, there is no litigation or governmental proceeding (including, but not limited to any condemnation proceeding) pending or threatened with respect to the Property, or with respect to Seller which impairs Seller’s ability to perform its obligations under this Agreement, except for any personal injury or property damage action for which there is adequate insurance coverage.

    (h)       To the best of Seller’s knowledge, Seller has received no written notice from any governmental authority of any violation of any law applicable to the Property (including, without limitation, any Environmental Law, as defined in Section 3.6(a)(2) below) that has not been corrected.

    (i)        To the best of Seller’s knowledge, all of the Due Diligence Materials delivered or made available by Seller to Buyer in connection with the Property are true and complete copies of such items in Seller’s possession or control which are used by Seller in the operation of the Property.

    (j)        Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed, and is qualified to do business in the state in which the Real Property is located.

    (k)       The persons listed in Section 3.4 have the positions stated therein and have direct responsibility for the disposition of the Property.

    (l)        Seller has good and marketable title to the Tangible Personal Property, subject only to the Conditions of Title (as hereinafter defined).

    (m)      A true, correct and complete copy of the Ground Lease, including all amendments thereto, has been delivered to Buyer. To the best of Seller’s knowledge, there are no defaults under the terms of the Ground Lease and the Ground Lease is in full force and effect.

    (n)       Seller and each person or entity owning an interest in Seller is (A) (x) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (y) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (B) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (C) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly), and (D) Seller has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. Notwithstanding anything to the contrary contained herein, the representations and warranties in this Section 3(m) shall not apply to any of the beneficial owners of RREEF Domain Holdings, LP.

The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et. seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et. seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law.

Seller also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Seller is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in the Seller is through a U.S. Publicly-Traded Entity (as hereinafter defined). As used in this Agreement, “U.S. Publicly-Traded Entity” means an entity whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such an entity.

Each of the representations and warranties of Seller contained in this Section 3.1: (1) shall be true in all material respects as of the date of Closing, subject in each case to (A) any Exception Matters (as defined below), (B) the Disclosure Items, and (C) other matters expressly permitted in this Agreement or otherwise specifically approved in writing; and (2) shall survive the Closing as provided in Section 3.3 below.

Section 3.2      No Liability for Exception Matters.

As used herein, the term “Exception Matter” shall refer to a matter which would make a representation or warranty of Seller contained in this Agreement untrue or incorrect and which is disclosed to Buyer in the Due Diligence Materials or otherwise in writing or discovered by Buyer before the Closing, including, without limitation, matters disclosed in any tenant estoppel certificate or from interviews with the Tenant, property managers or any other person. If Buyer first obtains knowledge of any material Exception Matter after the close of the Contingency Period and prior to Closing and such Exception Matter was not contained in the Due Diligence Materials, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within five (5) days following Buyer’s discovery of such Exception Matter or the Closing, which ever occurs first, in which event the Deposit shall be returned to Buyer, unless within five (5) days after receipt of such notice or the Closing, as the case may be, Seller notifies Buyer in writing that it elects to cure or remedy such Exception Matter. Seller shall be entitled to extend the Closing Date (as defined in Section 8.2 below) for up to fifteen (15) business days in order to cure or remedy any Exception Matter. Buyer’s failure to give notice within five (5) days after it has obtained knowledge of a material Exception Matter shall be deemed a waiver by Buyer of such Exception Matter. Seller shall have no obligation to cure or remedy any Exception Matter, even if Seller has notified Buyer of Seller’s election to cure or remedy any Exception Matter (except as specifically provided in Section 4.1(c) hereof), and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. Upon any termination of this Agreement, neither party shall have any further rights nor obligations hereunder, except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer obtains knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed or is obligated to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.18 below).

Section 3.3      Survival of Representations and Warranties of Sale.

The representations and warranties of Seller contained herein or in any Other Documents shall survive for a period of twelve (12) months after the Closing. Any claim which Buyer may have at any time against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such twelve (12)-month period shall not be valid or effective, and Seller shall have no liability with respect thereto.

Section 3.4       Seller’s Knowledge.

For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of Brad Gries, the person in charge of the sale for Seller and Chad Marsh, Principal, Endeavor Real Estate Group, at the times indicated only, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or any Seller Related Parties (as defined in Section 3.7 below), and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Due Diligence Materials. Furthermore, it is understood and agreed that such individual(s) shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

Section 3.5       Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

    (a)        Buyer represents and warrants to Seller that this Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

    (b)        Buyer represents and warrants to Seller that Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

    (c)        Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and Buyer or its permitted assignee shall be, at Closing, qualified to do business in the state in which the Real Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.

    (d)        Buyer is purchasing the Property as investment rental property, and not for Buyer’s own operations or use.

    (e)        Buyer is not a party in interest within the meaning of Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to any employee benefit or other plan within the meaning of Section 3(3) of ERISA, or with respect to any employee benefit or other plan within the meaning of Section 3(3) of ERISA or of

Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor in Seller.

    (f)       Other than Seller’s Broker (as defined in Section 6.1 below) Buyer has had no contact with any broker or finder with respect to the Property.

    (g)       Buyer represents and warrants that (i) Buyer and its affiliates (A) are not currently identified on the List, and (B) are not persons or entities with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (iii) Buyer has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

Buyer also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Buyer is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in the Buyer is through a U.S. Publicly-Traded Entity or through a publicly owned REIT.

Each of the representations and warranties of Buyer contained in this Section shall be deemed remade by Buyer as of the Closing and shall survive the Closing.

Section 3.6     Buyer’s Independent Investigation.

    (a)      By Buyer electing to proceed under Section 2.2, Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

        (1)       All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

        (2)       The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within each tenant space therein, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, as defined below, which shall be performed or arranged by Buyer (subject to the provisions of Section 9.3 hereof) at Buyer’s sole expense. For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos-containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 D.S.C. Sections 6901, et. seq.), the Resources Conservation and

Recovery Act of 1976 (42 U.S.C. Section 6901, et. seq.), the Clean Water Act (33 U.S.C. Section 1251, et. seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et. seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et. seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et. seq.), and any other applicable federal, state or local laws (collectively, “Environmental Laws”).

       (3)       Any easements and/or access rights affecting the Property.

       (4)       The Lease and all matters in connection therewith, including, without limitation, the ability of the Tenant to pay the rent and the economic viability of the Tenant.

       (5)       The Service Contracts and any other documents or agreements of significance affecting the Property.

       (6)       All other matters of material significance affecting the Property.

    (b)     Except as expressly stated herein and in the Other Documents, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report and (d) the failure to deliver any report as to the environmental or other condition of the Property, including any proposal for work at the Property which was not performed by Seller, shall not be actionable by Buyer under this Agreement or otherwise.

    (c)     EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1 ABOVE AND ELSEWHERE IN THIS AGREEMENT OR IN THE OTHER DOCUMENTS, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Lease, Service Contracts, or other documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property, (xi) the value, economics of the operation or income potential of the Property, or (xii) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property. In addition, Seller shall have no legal obligation to apprise Buyer regarding any event or other matter involving the Property which occurs after the Effective Date or to otherwise update the Due Diligence Items, unless and until an event or other matter which would cause Seller to be unable to remake any of its representations or warranties contained in this Agreement occurs.

Section 3.7      Release.

Without limiting the above, and subject to the representations and warranties of Seller contained in Section 3.1 hereof and in the Other Documents, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with or related to (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, excluding the third party tort claims arising out of events occurring on the Property, or (ii) any law or regulation applicable to the Property including, without limitation, any Environmental Law and any other federal, state or local law.

In this connection, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and subject to the representations and warranties of Seller, contained in Section 3.1 hereof and in the Other Documents, that Buyer nevertheless hereby intends to release, discharge and acquit Seller and the Seller Related Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities.

Section 3.8      Survival.

The provisions of this Article III shall survive the Closing subject to the limitations and qualifications contained in such provisions and in Sections 9.11 and 9.18 hereof.

ARTICLE IV

TITLE

Section 4.1      Conditions of Title.

    (a)       Buyer shall obtain a title report from Buyer’s Title Company (the “Title Report”), and copies of all underlying documents relating to title exceptions referred to therein. Seller shall deliver to Buyer any ALTA survey of the Property, which is currently in Seller’s file (the “Survey”). Buyer shall be responsible for any update to the Survey which it may require or may be necessary to support the issuance of the Title Policy (as defined in Section 4.2 below). Buyer shall provide a copy of any updates to the Survey, which shall be certified to the Title Company, Buyer’s Title Company, Buyer and Seller. Buyer shall pay the entire cost of any updates to the Survey.

    (b)       On or before 5:00 p.m. Central Standard Time on August 31, 2011 (the “Title Review Date”), Buyer shall furnish Seller with a written statement of objections, if any, to the title to the Property, including, without limitation, any objections to any matter shown on the Survey or any update to the Survey obtained by Buyer prior to such date (collectively, “Objections”). In the event the Buyer’s Title Company amends or updates the Title Report after the Title Review Date (each, a “Title Report Update”), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update within three (3) business days after its receipt of such Title Report Update (each, a “Title Update Review Period”). Should Buyer fail to notify Seller in writing of any Objections in the Title Report or the Survey prior to the Title Review Date, or to any matter first disclosed in a Title Report Update prior to the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be considered to be “Conditions of Title” as defined in Section 4.1(e) below.

    (c)       If Seller receives a timely Objection in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within one (1) business day after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to cure any such matters. Notwithstanding the foregoing, Seller shall in any event be obligated to cure all matters or items (i) that are mortgage or deed of trust liens or security interests against the Property, in each case granted by Seller (and not the Tenant or other third parties), (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent and (iii) that have been voluntarily placed against the Property by Seller (and not the Tenant or other third parties) after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof. Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens, and may cure any Objection by causing the Buyer’s Title Company to insure against collection of the same out of the Property.

    (d)       If Seller elects (or is deemed to have elected) not to cure any Objections raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within one (1) business day after (as applicable) (i) its receipt of Seller’s Response stating that Seller will not cure any such Objection or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response, or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to cure pursuant to a Seller’s Response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further-rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections in which event those Objections shall become “Conditions of Title” under Section 4.1(e). If the Closing is not consummated for any reason other than Seller’s default hereunder, Buyer shall be responsible for any title or escrow cancellation charges.

    (e)       At the Closing, Seller shall convey title to the Property to Buyer by deed in the form of Exhibit C attached hereto (the “Deed”) subject to no exceptions other than:

(i)	Interests of the Tenant in possession under its Lease;

(ii)	Matters created by or with the written consent of Buyer;

(iii)	Non-delinquent liens for real estate taxes and assessments; and

(iv)	Any exceptions disclosed by the Title Report and any Title Report Update which is approved or deemed approved by Buyer in accordance with this Article IV above.

All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.” Subject to the terms and conditions contained elsewhere in this Agreement, by acceptance of the Deed and the Closing of the purchase’ and sale of the Property, (x) Buyer agrees it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Conditions of Title from and after the Closing, and (y) Buyer agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property. The provisions of this Section shall survive the Closing.

In addition, at the Closing, Seller shall convey its interest in the Leasehold Interest to Buyer pursuant to the Ground Lease Assignment (as such term is defined in Section 8.3(a)(7) herein) subject to no exceptions other than those exceptions referenced in clauses (ii), (iii) and (iv) above.

Section 4.2      Evidence of Title.

Delivery of title in accordance with the foregoing shall be evidenced by the Buyer’s Title Company’s issuance, at Closing, of its TLTA-T-1 Policy of Title Insurance in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject to the Conditions of Title (the “Title Policy”). The Title Policy may contain such endorsements as reasonably required by Buyer provided that the issuance of such endorsements shall not be a condition to Buyer’s obligations hereunder. Buyer shall pay the costs for all such endorsements. Seller shall provide the normal and customary affidavits and indemnities in order to allow the Buyer’s Title Company to issue the basic Title Policy (including, but not limited to, an owner’s affidavit regarding parties in possession), but Seller shall have no obligation to provide any indemnity or agreement to the Buyer’s Title Company or Buyer to support the issuance of any such endorsements or additions to the Title Policy.

ARTICLE V

RISK OF LOSS AND INSURANCE PROCEEDS

Section 5.1      Minor Loss.

Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or the Ground Lease Land or destruction of any improvements thereon or condemnation of any portion of the Property or the Ground Lease Land, provided that: (a) such damage to the Property and/or the Ground Lease Land is not Material (as hereinafter defined) or in the case of a condemnation, the diminution in the value of the remaining Property as a result of a partial condemnation is not Material (as hereinafter defined) and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums reasonably expended by Seller toward the collection of such proceeds or awards and the restoration or repair of the Property and/or the Ground Lease Land (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property and/or the Ground Lease Land, and Seller shall retain the rights to such proceeds and awards to such extent. For purposes hereof, damage shall be deemed “Material” if: (i) any such damage is uninsured (to the extent that Seller does not give Buyer at Closing a credit against the Purchase Price in the amount of any such uninsured loss, provided that notwithstanding anything to the contrary contained herein, including, without limitation, the provisions of Section 5.1 and 5.2, Seller shall have no obligation to give Buyer any credit at

Closing for any uninsured loss), (ii) the cost to repair any such damage or destruction to their condition prior to such damage or destruction exceeds Two Million Five Hundred Thousand Dollars ($2,500,000.00) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer, (iii) the damage causes access to or parking on the Property and/or the Ground Lease Land to be materially adversely affected on a permanent basis, (iv) the damage results in the Property and/or the Ground Lease Land materially violating any laws or materially failing to comply with zoning or any covenants, conditions or restrictions affecting the Property and/or the Ground Lease Land, or (v) the damage entitles the Tenant to terminate its Lease and such termination right is not waived prior to Closing or to abate rent for a period beyond Closing and such abatement is not covered by insurance that is either carried by Buyer or that will be assigned by Seller to Buyer and are assignable to Buyer. A condemnation shall be deemed “Material” if (1) any portion of any net rentable area of the Property or any material portion of the parking on the Property and/or the Ground Lease Land is taken or the value of the Property taken exceeds Two Million Five Hundred Thousand Dollars ($2,500,000.00), (2) the existing access to the Property and/or the Ground Lease Land is materially adversely affected on a permanent basis, (3) the condemnation results in the Property and/or the Ground Lease Land materially violating any laws or materially failing to comply with zoning or any covenants, conditions or restrictions affecting the Property and/or the Ground Lease Land, or (4) the condemnation entitles the Tenant to terminate its Lease and such termination right is not waived prior to Closing or to abate rent for a period beyond Closing and such abatement is not covered by insurance that is either carried by Buyer or that will be assigned by Seller to Buyer and are assignable to Buyer.

Section 5.2      Major Loss.

If the damage to the Property or the Ground Lease Land is Material or the diminution in the value of the remaining Property as a result of a condemnation is Material (as defined in Section 5.1 above), then Buyer may, at its option to be exercised within ten (10) business days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase in accordance with the terms hereof, subject to the assignment of insurance proceeds and/or credits against the Purchase Price in the amount of any uninsured loss with respect to which Seller, in Seller’s sole discretion, elects to give Buyer a credit at Closing. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller or fails to give Seller notice within such ten (10) day period that Buyer will proceed with the purchase, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any uninsured loss (if any) with respect to which Seller elects, in Seller’s sole discretion, to give Buyer a credit at Closing, plus the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property and/or the Ground Lease Land (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums reasonably expended to collect such proceeds or awards or to repair or restore the Property and/or the Ground Lease Land, and Seller shall retain the rights to such proceeds and awards to such extent. A condemnation shall be deemed material if any portion of any net rentable area of the Property or any parking on the Property and/or the Ground Lease Land is taken, or the existing access to the Property and/or the Ground Lease Land is materially and adversely affected.

ARTICLE VI

BROKERS AND EXPENSES

Section 6.1      Brokers.

The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for Holliday Fenoglio Fowler, L.P. (“Seller’s Broker”). At Closing, Seller shall pay the commission due, if any, to Seller’s Broker, which shall be paid pursuant to a separate agreement between Seller and Seller’s Broker. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 6.2      Expenses.

Except as provided in Article IV above, and Sections 8.5 and 9.5 below, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII

LEASES AND OTHER AGREEMENTS

Section 7.1      Buyer’s Approval of New Leases and Agreements Affecting the Property.

After the Effective Date and prior to the Closing, Seller shall not enter into any agreement affecting the Property, or amend or terminate the existing Lease or other agreement affecting the Property, which will be binding on the Property after Closing, except for amendments, renewals or expansions required under the Lease and except for agreements which are terminable on no more than thirty (30) days’ notice without payment of any penalty or fee or other cost by Seller and with respect to which Seller provides Buyer a copy no less than three (3) business days prior to the expiration of the Contingency Period, without first obtaining Buyer’s approval of the proposed action, which may be made and withheld in Buyer’s sole discretion.

Section 7.2      Tenant Improvement Costs, Leasing Commissions and Concessions.

With respect to any amendment, renewal, extension or expansion of the Lease occurring between the Effective Date and the Closing Date, at Closing, Buyer shall reimburse Seller for all Leasing Costs actually paid by Seller prior to Closing to the extent such Leasing Costs are expressly set forth in such amendment, renewal and/or expansion or otherwise disclosed to Buyer in writing under any such amendment, renewal and/or expansion when such document is submitted to Buyer for approval. With respect to the current lease term of the Lease executed prior to the Effective Date and in effect on the Effective Date, Seller shall be responsible, and shall credit Buyer at Closing to the extent not previously paid, the costs of any outstanding Leasing Costs for such current term of the Lease in effect as of the Effective Date. Pursuant to the Assignment of Lease, Buyer shall assume the obligation to pay any Leasing Costs expressly set forth in the Lease, as such Lease is described in Exhibit B attached, or expressly set forth in any amendment, renewal and/or expansion of the Lease or other written instrument delivered to Buyer at the time such amendment, renewal and/or expansion was submitted to Buyer for approval.

As used in this Article VII, the term “Leasing Costs” shall mean tenant improvement costs, leasing commissions, legal fees incurred to negotiate a lease or lease amendment, or other payments by the landlord to a third party to induce a tenant to enter into a lease or amendment to a lease.

Section 7.3      Tenant Notices.

At the Closing, Seller shall furnish Buyer with a signed notice to be given to the Tenant. The notice shall disclose that the Property has been sold to Buyer, that, after the Closing, all rents should be paid to Buyer and that Buyer shall be responsible for all of the Tenant’s security deposit. The form of the notice shall be otherwise reasonably acceptable to the parties.

Section 7.4      Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.

Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary). Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted), and shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date, provided that Seller shall in no event be obligated to make any capital expenditures or repairs. Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

Section 7.5      Service Contracts.

Prior to the expiration of the Contingency Period, Buyer will advise Seller in writing which Service Contracts Buyer will assume and which Service Contracts Buyer requests be terminated at Closing, provided Seller shall have no obligation to terminate, and Buyer shall be obligated to assume, the Service Contract with Austin Energy and any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee or other cost to Seller. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed and Buyer shall be responsible for any charges applicable to periods commencing with the Closing. Notwithstanding the foregoing, Seller shall terminate, as of the Closing Date, all existing management and leasing agreements with respect to the Property.

Section 7.6      Ground Lease.

After the Effective Date and prior to the Closing, Seller shall not (i) grant any consent or waive any rights under the Ground Lease, (ii) terminate the Ground Lease, or (iii) enter into a new ground lease, modify or renew, extend or expand the Ground Lease in each case without the prior written approval of Buyer, which approval may be withheld in Buyer’s sole and absolute discretion. Seller shall not willfully take any action that would result in a failure to comply in any material respect with the Ground Lease. Seller shall (i) provide to Buyer promptly following Seller’s receipt and/or transmittal, as the case may be, any written notices of default or alleged default by Seller or RREEF under the Ground Lease, and (ii) keep the Ground Lease in full force and effect and comply with all terms and conditions of the Ground Lease until Closing.

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1      Escrow Instructions.

Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 8.2      Closing; Extension of Contingency Period.

The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company on or before 2:00 p.m. Central Standard Time on September 12, 2011 (the “Closing Date”). The Closing Date shall not be extended without the prior written approval of both Seller and Buyer. Notwithstanding the foregoing or the provisions of Section 2.2 above, Buyer shall have the right to extend the original Closing Date for an additional fifteen days (until September 27, 2011), upon Buyer’s (i) delivery of written notice to Seller no later than 5:00 p.m. Central Standard Time on September 8, 2011, and (ii) deposit of cash or other immediately available funds in escrow with the Title Company in the amount of One Million Dollars ($1,000,000) no later than 5:00 p.m. Central Standard Time on September 8, 2011 (the “Extension Deposit”).

Section 8.3      Deposit of Documents.

    (a)       At or before the Closing, Seller shall deposit, or cause to be deposited, into escrow the following items:

         (1)       the duly executed and acknowledged Deed conveying the Real Property to Buyer subject to the Conditions of Title;

         (2)       four (4) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”);

         (3)       four (4) duly executed counterparts of an Assignment and Assumption of Leases, Service Contracts, Warranties and Other Intangible Property in the form attached hereto as Exhibit E pursuant to the terms of which Buyer shall assume all of Seller’s obligations under the Lease, Service Contracts, and other documents and agreements affecting the Property (the “Assignment of Leases”);

         (4)       all affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

         (5)       the duly executed and acknowledged Landscape Easement (as defined in Section 9.19(a) below) signed by Seller and RREEF Domain LP;

         (6)       the duly executed and acknowledged Parking Garage Easement Agreement (as defined in Section 9.19(b) below) signed by Seller and RREEF Domain LP;

         (7)       an assignment and assumption of Ground Lease (the “Ground Lease Assignment”), in a recordable form to be agreed upon by Seller and Buyer in their reasonable discretion prior to the expiration of the Contingency Period, duly executed by Seller conveying to Buyer the Leasehold Interest in the Ground Lease Land and improvements located thereon, if any, and Buyer’s assumption of the obligations as ground lessee thereunder from and after the Closing Date;

         (8)       The Ground Lessor’s Agreement and Consent (as defined in Section 8.4(c)), executed by the ground lessor under the Ground Lease; and

         (9)       The Second Amendment to Lease (“Lease Amendment”) in the form attached hereto as Exhibit H, executed by the Tenant and Seller.

    (b)       At or before Closing, Buyer shall deposit into escrow the following items:

         (1)       immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon net of investment fees, if any) and funds sufficient to pay Buyer’s closing costs and share of prorations hereunder;

         (2)       four (4) duly executed counterparts of the Bill of Sale;

         (3)       four (4) duly executed counterparts of the Assignment of Leases;

         (4)       the duly executed and acknowledged Landscape Easement signed by the Buyer;

         (5)       the duly executed and acknowledged Parking Garage Easement Agreement signed by the Buyer;

         (6)       the Ground Lease Assignment, executed by Buyer; and

         (7)       the Ground Lessor’s Agreement and Consent, executed by Buyer.

    (c)       Seller and Buyer shall each execute and deposit a closing statement, such transfer tax declarations and such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

    (d)       Within five (5) business days after the Closing Date, Seller shall deliver or make available at the Property to Buyer: originals of the Lease and the Ground Lease to the extent in Seller’s possession, or a copy of the Lease or Ground Lease if such originals are not in Seller’s possession together with an affidavit from Seller as to such copies being true and complete copies of the Lease and/or Ground Lease, copies of the tenant correspondence files (for the five (5) most recent years of Seller’s ownership of the Property only and the current year), and originals of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Sections 2.1(b) or (e) above, to the extent in Seller’s possession, except for Seller’s general ledger and other internal books or records which shall be retained by Seller. Seller shall deliver possession of the Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Property a set of keys to the Property on the Closing Date.

Section 8.4      Estoppel Certificates.

    (a)       Seller shall use commercially reasonable efforts to obtain (i) an estoppel certificate from the Tenant containing the information required pursuant to the Lease (the “Estoppel Certificate”), and (ii) a subordination and non-disturbance agreement (“SNDA”) with Buyer’s lender, substantially in the form attached to the Lease. Notwithstanding the foregoing, Seller agrees to deliver to Tenant an estoppel certificate in the form attached hereto as Exhibit F. It shall be a condition to Buyer’s obligation to close the sale and purchase of the Property that no less than three (3) Business Days prior to the Closing, Buyer receives the (i) executed Estoppel Certificate from the Tenant (the “Estoppel Threshold”) that does not disclose the existence of any default, and (ii) the executed SNDA. On the Effective Date, if not already delivered, Seller shall deliver to Tenant the estoppel certificate in the form attached as Exhibit F, and within one (1) Business Day of Seller’s receipt of the form SNDA from Buyer, Seller shall deliver the same to Tenant.

    (b)       If Seller is unable to obtain and deliver the SNDA or Estoppel Certificate as required under Section 8.4(a), or if the Estoppel Certificate and/or the SNDA received contains material modifications, information or omissions unacceptable to Buyer in its reasonable discretion (i) that were not expressly disclosed to Buyer in writing prior to the expiration of the Contingency Period, or (ii) of which Buyer otherwise did not obtain actual knowledge prior to the end of the Contingency Period, and Buyer objects thereto by written notice to Seller within two (2) business days after receipt by Buyer of the objectionable Estoppel Certificate and/or SNDA, but in any event on or before the Closing Date, then Seller will not be in default by reason thereof, and Seller may elect to extend the Closing Date by up to fifteen (15) days in order to satisfy the requirement. If Seller still cannot satisfy the requirement at the end of such extended period, then Buyer may, by written notice given to Seller before the Closing, elect to terminate this Agreement and receive a refund of the Deposit or waive said condition. If Buyer so elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder except as provided in Section 6.1 above and Sections 9.3 and 9.9 below. If no such notice is delivered by Buyer, Buyer shall be deemed to have waived such condition.

    (c)       As a condition to Buyer’s obligation to buy the Property from Seller, prior to the Closing, RREEF shall have executed and delivered to Buyer a Ground Lessor’s Agreement and Consent (the “Ground Lessor’s Agreement and Consent”) without any changes from the form to be agreed upon by Seller and Buyer in their reasonable discretion prior to the expiration of the Contingency Period. As soon as possible after the Effective Date, Seller and Buyer shall use their good faith efforts to agree upon the form of the Ground Lessor’s Agreement and Consent and Seller shall send to RREEF the Ground Lessor’s Agreement and Consent, and use its commercially reasonable efforts to cause RREEF to execute and deliver the Ground Lessor’s Agreement and Consent prior to the expiration of the Contingency Period. Seller shall promptly remit to Buyer the executed Ground Lease Estoppel after Seller’s receipt of the same.

Section 8.5      Prorations.

    (a)       Rents, including, without limitation, percentage rents, if any, and any additional charges and expenses payable by the Tenant under its Lease, all as and when actually collected; real property taxes and assessments; all other income from the Property; water, sewer and utility charges; amounts payable under any Service Contracts or other agreements or documents; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses of the operation and maintenance of the Property (including, without limitation, expenses prepaid by Seller), shall all be prorated as of 12:01 a.m. on the date of Closing (i.e., Buyer is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a three hundred sixty-five (365) day year. All expenses under this Section 8.5 shall be prorated based upon the periods to which they relate and are applicable, regardless of when they are payable. Buyer shall reimburse Seller and Seller shall credit Buyer for the tenant improvement costs, leasing commissions, legal fees and other expenses, and free rent and other concessions, as provided in Section 7.2.

All rents collected after the Closing shall be applied and paid as provided in this Section 8.5(a). If the Tenant shall specifically designate a payment, other than a monthly installment of rent, as being attributable to a specific period of time or for a specific purpose, including, without limitation, for operating expenses or real estate tax payments which were not paid or were underpaid by the Tenant or for reimbursement for work performed by Seller on the Tenant’s premises, such payment shall be so applied. If there is no such designation, any payment received from the Tenant after Closing shall be deemed a payment of rent due after the Closing until the Tenant is current on rents and sums due under the Lease on or after the Closing, and then such payments shall be paid to Seller to the extent of any rent or other sums owing to Seller for periods prior to Closing. Buyer shall use reasonable efforts to collect such rents and other sums owing to Seller. Seller retains the right to collect any such rents and other sums from the Tenant after Closing; provided, however, that Seller shall have no right to cause the Tenant to be evicted or to exercise any other landlord remedy against the Tenant other than to sue for collection and provided further that Seller shall give Buyer thirty (30) days’ prior written notice before filing suit against the Tenant.

To the extent any expenses or charges for the Property are paid by the Tenant to the landlord under its Lease on an estimated basis, for which a future reconciliation of actual to estimates is to be performed, Seller and Buyer agree that: (i) (A) Seller shall be responsible to send all reconciliations of such costs and expenses for 2010 prepared by Seller and delivered to Buyer, (B) Seller and Buyer shall cooperate as necessary to prepare such reconciliations, (C) Buyer shall be responsible for collecting from the Tenant and paying to Seller any amounts owed to Seller related thereto if and when received by Buyer, and (D) Seller shall be responsible to pay Buyer any overpayments of such costs and expenses owed to the Tenant, which payment obligations to Seller or Buyer, as applicable, shall survive Closing, and (ii) Seller and Buyer shall make a preliminary adjustment at Closing with respect to such costs and expenses for 2011 based on a comparison for the Tenant premises of the actual expenses for the Property paid by Seller for 2011 as of the Closing Date allocable to that space to the estimated expenses for the Property paid by the Tenant to Seller for 2011 (the “Tenant Payments”). The preliminary adjustment for 2011 shall be calculated as follows: to the extent the Tenant Payments made to Seller as of the Closing Date with respect to 2011 exceed the actual expenses for the Property paid by Seller as of the Closing Date with respect to 2011 allocable to that space, Buyer shall receive a credit for the excess Tenant Payments. To the extent actual expenses for the Property paid by Seller for 2011 as of the Closing Date allocable to that space exceed the Tenant Payments as of the Closing Date for 2011, Buyer shall pay Seller such amount when and to the extent such payments are collected from the Tenant. Subsequent to Closing, Buyer shall assume all rights and obligations to collect from or pay to the Tenant any reconciliation amounts. Any prorations based on an estimated basis shall be subject to reproration upon the final determination of such amounts.

The amount of any cash security deposit held by Seller under the Lease shall be credited against the Purchase Price (and Seller shall be entitled to retain such cash security deposit). If the security deposit is held in the form of a letter of credit, Seller shall (i) deliver the original letter of credit to Buyer at Closing, (ii) execute and deliver at Closing such other instruments as the issuer of such letter of credit shall reasonably require in order to cause the named beneficiary under such letter of credit to be changed to Buyer, and (iii) provide Buyer with a credit at Closing against the Purchase Price in the amount of any transfer costs associated with such transfer. Seller shall receive credits at Closing for the amount of any utility or other deposits with respect to the Property. Buyer shall cause all utilities to be transferred into Buyer’s name and account at the time of Closing.

Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges received from the Tenant, such amount have not been collected, then the same shall be calculated as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Any amounts not paid within such thirty (30) day period shall bear interest from the date actually received by the payor until paid at the greater of (i) the rate of ten percent (10%) per annum or (ii) the prime rate (or base rate) reported from time to time in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger United States money center commercial banks plus two (2) percent. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from the Tenant from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.

Buyer shall be entitled to receive a credit against the Purchase Price at Closing for the amount of the rent subsidy to the extent more particularly set forth in Exhibit G attached hereto and made a part hereof.

    (b)       Buyer shall pay: (i) one-half (1/2) of the escrow charges and all recording fees; (ii) the title insurance costs in connection with the deletion of the area and boundary exception from the Title Policy and any endorsement or reinsurance charges; (iii) the cost of any update of the Survey; and (iv) all of its own legal fees. Seller shall pay: (i) one-half (1/2) of the escrow charges; (ii) the cost of “standard” coverage for the Title Policy (excluding the premium for the deletion of the area and boundary exception); (iii) all transfer taxes, (iv) all fees and costs related to the assignment of the Ground Lease, and (v) all of its own legal fees. The parties will execute and deliver any required transfer or other similar tax declarations to the appropriate governmental entity at Closing.

ARTICLE IX

MISCELLANEOUS

Section 9.1      Notices.

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile with confirmation of receipt, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

If to Buyer:	c/o KBS Capital Advisors LLC
311 South Wacker Drive, Suite 6550
Chicago, IL 60606
Attention: Bill Rogalla
Telephone: 312-360-1530
Facsimile: 312-360-1544

with a copy to:	c/o KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attention: Jim Chiboucas, Esq.
Telephone: 949-417-6555
Facsimile: 949-417-6523

and to:	Greenberg Traurig
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Attention: L. Bruce Fischer, Esq.
Telephone: 949-732-6670
Facsimile: 949-732-6501

To Seller:	Domain Gateway I, LP
c/o Endeavor Real estate Group, Ltd.
221 W. 6th Street, Suite 1300
Austin, Texas 78701
Attention: Property Management Group
Telephone: 512-682-5525
Facsimile: 512-682-5505

with a copy to:	RREEF America L.L.C.
875 N. Michigan Avenue, 41st Floor
Chicago, Illinois 60611
Attention: Bradley J. Gries
Telephone: 312-278-6579
Facsimile: 312-266-9346

and to:	Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Philip C. Spahn
Telephone: 312-853-7015
Facsimile: 312-853-7036

and to:	Drenner & Golden Stuart Wolff, LLP
301 Congress Avenue, Suite 1200
Austin, Texas 78701
Attention: David Wolff
Telephone: 512-404-2200
Facsimile: 512-404-2244

If to Title Company:	Heritage Title Company of Austin, Inc
401 Congress Avenue, Suite 1500
Austin, TX 78701
Brenda K. Hindsman
Executive Vice President
Telephone: 512-505-5000
Facsimile: 512-505-5024
Direct Fax: 512-380-8823

If to Borrower’s Title	Commonwealth Land Title Insurance Company
801 S. Figueroa Street, Suite 870
Los Angeles, CA 90017
Attention: Anthony A. Behrstock
Telephone: 213-330-2333
Facsimile: 213-330-3113

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon receipt or the date of written evidence that acceptance of delivery has been refused.

Section 9.2          Entire Agreement.

This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements (including, without limitation, the terms and conditions of any access agreement previously entered into by and between Seller and Buyer) are replaced in total by this Agreement together with the Exhibits and Schedules hereto.

Section 9.3          Entry and Indemnity.

In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of the Tenant, (c) in compliance with all applicable laws, and (d) otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site testing, including but not limited to any air sampling, borings, drillings or samplings, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing. Other than a Phase

I environmental investigation, which shall not require consent, Seller shall approve or disapprove, in Seller’s sole discretion, the proposed testing within three (3) business days after receipt of such notice. If Seller fails to respond within such three (3) business day period, Seller shall be deemed to have disapproved the proposed testing. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property. Upon the request of Seller, Buyer shall promptly deliver to Seller copies of any final reports relating to any testing or other inspection of the Property performed by Buyer or its agents, representatives, employees, contractors or consultants; provided, however, Seller may not rely upon the accuracy of any such documentation and Buyer makes no representation or warranty concerning the accuracy thereof. Notwithstanding anything to the contrary contained herein, Buyer shall not contact any governmental authority or the Tenant without first notifying Seller and Seller, at Seller’s election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to the Tenant and present at any meeting by Buyer with the Tenant (except that, notwithstanding the foregoing, Buyer need not notify Seller with respect to any routine conversations with any governmental agency in connection with the procurement of a zoning letter from any such governmental agency.) Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Seller and Seller’s lender shall be named as additional insureds on such insurance. Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Except for the negligence or willful misconduct of Seller and its agents, employees and contractors, Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property; provided that Buyer shall not be liable to Seller solely as a result of the discovery by Buyer of a pre-existing condition on the Property to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants do not exacerbate the condition. The provisions of this Section 9.3 shall be in addition to any access or indemnity agreement previously executed by Buyer in connection with the Property; provided that in the event of any inconsistency between this Section 9.3 and such other agreement, the provisions of this Section 9.3 shall govern. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.

Section 9.4      Time.

Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

Section 9.5      Attorneys’ Fees.

If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

Section 9.6      Assignment.

Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller’s sole discretion. Notwithstanding the foregoing, Buyer shall have the right, without the necessity of obtaining Seller’s consent but with prior written notice to Seller, to assign its right, title and interest in and to this Agreement to an entity that is a real estate investment trust (“REIT”) (or that is wholly owned directly or indirectly by a REIT) for which Buyer or an affiliate of Buyer acts as the investment advisor at the Closing Date. Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment. Without limiting and notwithstanding the above, in no event shall Buyer have the right to assign its rights or obligations hereunder to any party which could not make the representations and warranties contained in Section 3.5(e) and (g) above, and in connection with any assignment pursuant to the terms hereof, the assignee shall reconfirm in a written instrument acceptable to Seller and delivered to Seller prior to end of the Contingency Period said representation and warranty as applied to the assignee and that all other terms and conditions of this Agreement shall apply to such assignee and are being assumed by assignee. Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 9.7      Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 9.8      Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State in which the Real Property is located.

Section 9.9      Confidentiality and Return of Documents.

Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party (except that following the Closing, Buyer may disclose information regarding the Property without limitation). Except as may be required by law, Buyer will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller. Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Property to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, potential lenders, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential. The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials and other documents and copies obtained by Buyer in connection with the purchase of the Property hereunder; provided, however, Seller may not rely upon the accuracy of any such documentation and Buyer makes no representation or warranty concerning the accuracy thereof. Notwithstanding the foregoing and anything to the contrary in this Agreement, nothing contained herein shall impair Buyer’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Buyer or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding, or that is considering holding, an interest (direct or indirect) in any permitted assignee of Buyer, and (c) to any broker/dealers in the Buyer’s or any REIT’s broker/dealer network and any of the REIT’s or Buyer’s investors.

Section 9.10      Interpretation of Agreement.

The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.11      Limited Liability.

The obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on the property of Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties.

Section 9.12      Amendments.

This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13      No Recording.

Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

Section 9.14      Drafts Not an Offer to Enter into a Legally Binding Contract.

The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile transmission).

Section 9.15      ERISA.

Buyer represents and warrants and covenants to Seller that there will not be any change in any of the information set forth in Section 3.5(e) of this Agreement regarding Buyer and any permitted assignees of Buyer prior to or on the Closing. In the event any such information or change in Seller’s reasonable judgment makes this transaction a sale to a party-in-interest, Seller may terminate this Agreement without liability on the part of Seller or Buyer (provided such change did not occur as a result of a default by Buyer), other than Buyer’s indemnity contained in Section 9.3 hereof and the obligations of Buyer contained in Sections 6.1 and 9.9 hereof, and the Deposit will be returned to Buyer.

Section 9.16      No Partnership.

The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 9.17      No Third Party Beneficiary.

The provisions of this Agreement are not intended to benefit any third parties, except the Seller Related Parties.

Section 9.18      Limitation on Liability.

Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith including, without limitation, the Deed, the Bill of Sale, the Assignment of Lease (collectively, the “Other Documents”), shall under no circumstances whatsoever exceed One Million Dollars ($1,000,000.00); and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Fifteen Thousand Dollars ($15,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. However, the foregoing limitations shall not apply to Seller’s obligations under: (i) Sections 6.1 or 8.5; or (ii) Sections 5.1 and 5.2 to deliver insurance or condemnation proceeds or awards to Buyer.

Section 9.19     Additional Agreements.

    (a)         Landscape Easement.  On or before Closing, the Property shall be subjected to an easement agreement in a form to be agreed upon by Seller and Buyer in their reasonable discretion prior to the expiration of the Contingency Period, governing the landscaping and maintenance of sidewalks, curbside grassy areas and the treatment of plantings and shrubbery (the “Landscape Easement”). Seller’s obligation to sell the Property to Buyer shall be conditioned on the delivery and recordation of the Landscape Easement prior to the recordation of the Deed conveying the Property to Buyer.

    (b)         Parking Garage Easement Agreement.  Seller, or its affiliate, intends to construct a multi-story parking garage on a parcel of land adjacent to the Property. The proposed parking garage will be connected to, and share pedestrian and vehicular access with, the existing parking garage located on the Property. On or before Closing, the parties shall enter into an easement agreement in a form to be agreed upon by Seller and Buyer in their reasonable discretion prior to the expiration of the Contingency Period, governing the construction, use and maintenance of the proposed parking garage (the “Parking Garage Easement Agreement”). Seller’s obligation to sell the Property to Buyer shall be conditioned on the delivery and recordation of the Parking Garage Easement Agreement concurrently with the recordation of the Deed conveying the Property to Buyer.

    (c)         Lease Amendment.  If Seller is unable to obtain and deliver the Lease Amendment as required under Section 8.3(a)(9), or if the Lease Amendment received contains modifications, information or omissions (other than de minimis modifications, information or omissions) unacceptable to Buyer in its sole discretion (i) that were not expressly disclosed to Buyer in writing prior to the expiration of the Contingency Period, or (ii) of which Buyer otherwise did not obtain actual knowledge prior to the end of the Contingency Period, and Buyer objects thereto by written notice to Seller within two (2) business days after receipt by Buyer of the objectionable Lease Amendment, but in any event on or before the Closing Date, then Seller will not be in default by reason thereof, but Buyer may, by written notice given to Seller before the Closing, elect to terminate this Agreement and receive a refund of the Deposit or waive said condition. If Buyer so elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder except as provided in Section 6.1 above and Sections 9.3 and 9.9 above. If no such notice is delivered by Buyer, Buyer shall be deemed to have waived such condition.

    (d)         Acceptance of Additional Agreements.  If the parties are unable to agree upon the form of any of the Landscape Easement, the Parking Garage Easement Agreement, the Ground Lease Assignment or the Ground Lessor’s Agreement and Consent prior to the expiration of the Contingency Period, then this Agreement shall terminate, Buyer shall receive a refund of the Deposit, and neither party shall have any further rights or obligations hereunder except as provided in Section 6.1 above and Sections 9.3 and 9.9 above. Such termination shall occur automatically upon the expiration of the Contingency Period unless each party had given written notice of its acceptance of the forms of the above-described agreements, or such party’s agreement to waive the termination of the Agreement in accordance with this provision.

Section 9.20      Survival.

Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.

Section 9.21      Survival of Article IX.

The provisions of this Article IX shall survive the Closing.

[SIGNATURES ON FOLLOWING PAGES]

SELLER SIGNATURE PAGE

TO

AGREEMENT OF PURCHASE AND SALE

Domain Gateway

Austin, Texas

IN WITNESS WHEREOF, Seller has executed this Agreement as of the date set forth in the first paragraph of this Agreement.

Seller:	DOMAIN GATEWAY I, LP, a Texas limited partnership

By: RREEF DOMAIN GP, LLC,
a Delaware limited liability company
Its: General Partner

By: /s/ authorized signatory
Its: Assistant Vice President

S-1

BUYER SIGNATURE PAGE

TO

AGREEMENT OF PURCHASE AND SALE

Domain Gateway

Austin, Texas

IN WITNESS WHEREOF, Buyer has executed this Agreement as of the date set forth in the first paragraph of this Agreement.

BUYER:

KBS CAPITAL ADVISORS LLC, a Delaware limited liability company

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

S-2

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1	Real Property Description

Exhibit A-2	Ground Lease Land

Exhibit B	List of Tenant Leases

Exhibit C	Deed

Exhibit D	Bill of Sale

Exhibit E	Assignment of Lease, Service Contracts, Warranties and Other Intangible Property

Exhibit F	Tenant Estoppel Certificate

Exhibit G	Rent Subsidy

Exhibit H	Second Amendment to Lease

Schedules

Schedule 1	Disclosure Items

Schedule 1-A	List of Environmental Reports

Schedule 2	Due Diligence Materials

Exhibit A-1

REAL PROPERTY DESCRIPTION

Real property in the City of Austin, County of Travis, State of Texas, described as follows:

A-1

Exhibit A-2

GROUND LEASE LAND DESCRIPTION

Real property in the City of Austin, County of Travis, State of Texas, as more particularly described in the Ground Lease.

A-2

Exhibit B

LIST OF TENANT LEASES

Tenant	Document	Dated	Comments

One West Bank, FSB	Lease	4/9/2009
	1st Amendment	4/20/2009

B-1

Exhibit C

SPECIAL WARRANTY DEED

RECORDED AT THE REQUEST OF

AND AFTER RECORDING RETURN TO:

Greenberg Traurig

3161 Michelson Drive, Suite 1000

Irvine, CA 92612

Attn:   L. Bruce Fischer, Esq.

Prepared By:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attn: Philip C. Spahn

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

STATE OF TEXAS

COUNTY OF TRAVIS

KNOW ALL MEN BY THESE PRESENTS:   That DOMAIN GATEWAY I, LP, a Texas limited partnership (“Grantor”), having an address at c/o RREEF, 875 North Michigan Avenue, 41st Floor, Chicago, Illinois 60611, for the consideration hereinafter stated paid by                                                                  , a                                  (“Grantee”), having an address at c/o                                                      , has GRANTED, SOLD AND CONVEYED, and by these presents does GRANT, SELL AND CONVEY, unto Grantee, that certain land located in Travis County, Texas, as described in Exhibit “A” attached hereto together with all of Grantor’s rights, title and interests in and to the improvements located thereon, and all of Grantor’s interest, if any, in and to any and all rights, title and interests appurtenant thereto, including, without limitation, any right, title or interest in and to any and all adjacent strips, gores, streets, alleys and rights of way (collectively, referred to as the “Property”).

This grant and conveyance is made and accepted subject to matters set forth on Exhibit “B” attached hereto (the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise owned by Grantor, unto Grantee, Grantee’s successors and assigns, forever; and Grantor does hereby bind Grantor and Grantor’s successors and assigns to WARRANT AND FOREVER DEFEND all and singular the Property unto Grantee, Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, when the claim is by, through or under Grantor but not otherwise; except, however, that this conveyance is made subject to the Permitted Exceptions.

The consideration for this conveyance is a full valuable cash consideration to Grantor in hand paid by Grantee herein, the receipt whereof is hereby acknowledged, and for the payment of which no lien, express or implied, is retained against the Property.

Executed this the                  day of                              , 2011.

[Signature on Following Page]

GRANTOR:

Dated: , 2011	DOMAIN GATEWAY I, LP, a Texas limited partnership

	By:	RREEF DOMAIN GP, LLC,

a Delaware limited liability company
Its: General Partner

By:
Its:

STATE OF

COUNTY OF

This instrument was acknowledged before me on the              day of                         , 2011, by                                     , the                                  of RREEF Domain GP, LLC, a Delaware limited liability company, the general partner of Domain Gateway I, LP, a Texas limited partnership.

Notary Public, State of

Exhibit A

to

Deed

Real Property Description

Exhibit D

BILL OF SALE

This Bill of Sale (the “Bill of Sale”) is made and entered into                                         , 2011, by and between                                                               (“Assignor”), and                             , a Delaware limited liability company (“Assignee”).

In consideration of the sum of Ten Dollars ($10) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, convey and deliver to Assignee, its successors and assigns, all items of Tangible Personal Property (as defined in the Agreement referred to below), if any, owned by Assignor and situated upon and used exclusively in connection with the Real Property (as defined in the Agreement) and more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, including, without limitation, the Tangible Personal Property identified in Exhibit B, if any, attached hereto and made a part hereof for all purposes (the “Personal Property”).

Seller hereby represents and warrants to Buyer that Seller is the absolute owner of said Personal Property, that said property is free and clear of all liens, charges, and encumbrances. This Bill of Sale is made subject, subordinate and inferior to the easements, covenants and other matters and exceptions set forth on Exhibit C, if any, attached hereto and made a part hereof for all purposes.

Assignee acknowledges and agrees that, except as expressly provided in, and subject to the limitations contained in, that certain Agreement of Purchase and Sale dated                      , 2011, by and between Assignor and Assignee (the “Agreement”), Assignor has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or conditions of the personal property, (b) the income to be derived from the personal property, (c) the suitability of the personal property for any and all activities and uses which Assignee may conduct thereon, (d) the compliance of or by the personal property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the quality, habitability, merchantability or fitness for a particular purpose of any of the personal property, or (f) any other matter with respect to the personal property. Assignee further acknowledges and agrees that, having been given the opportunity to inspect the personal property, Assignee is relying solely on its own investigation of the personal property and not on any information provided or to be provided by Assignor, except as specifically provided in the Agreement. Assignee further acknowledges and agrees that any information provided or to be provided with respect to the personal property was obtained from a variety of sources and that Assignor has not made any independent investigation or verification of such information. Assignee further acknowledges and agrees that the sale of the personal property as provided for herein is made on an “as is, where is” condition and basis “with all faults,” except as specifically provided in, and subject to the limitations contained in, the Agreement.

The obligations of Assignor are intended to be binding only on the property of Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties (as defined in the Agreement).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Bill of Sale to be executed on the date and year first above written.

Assignor:	DOMAIN GATEWAY I, LP, a Texas limited partnership

By: RREEF DOMAIN GP, LLC,

a Delaware limited liability company
Its: General Partner

By:
Its:

Assignee:
a

By:
Name:
Title:

Exhibit A

to

Bill of Sale

Real Property Description

Exhibit B

to

Bill of Sale

List of Personal Property

Exhibit E

ASSIGNMENT OF LEASE, SERVICE CONTRACTS,

WARRANTIES AND OTHER INTANGIBLE PROPERTY

This Assignment of Lease, Service Contracts, Warranties and Other Intangible Property (this “Assignment”) is made and entered into                                     , 2011, by and between (“Assignor”), and                                                  , a                              (“Assignee”).

For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor’s right, title, and interest in and to the following (collectively, the “Assigned Items”): (i) the lease (the “Lease”) listed on Exhibit A attached hereto and made a part hereof for all purposes except for Seller’s right to collect delinquent rent and other delinquent sums owing under such Lease for the period prior to the date hereof in “accordance with the Agreement” (as defined below), (ii) those certain service contracts, equipment leases, tenant improvement agreements, construction contracts, architects agreements, leasing agreements and brokerage agreements (the “Service Contracts”) listed on Exhibit B, attached hereto and made a part hereof for all purposes [Exhibit B to list only those items disclosed to Buyer pursuant to Article VII of the Agreement to which this is attached or pursuant to the other terms of the Agreement,] and (iii) those certain warranties held by Assignor (the “Warranties”) listed on Exhibit C, if any, attached hereto and made a part hereof for all purposes, and (iv) all zoning, use, occupancy and operating permits, and other permits, licenses, approvals and certificates, maps, plans, specifications, and all other Intangible Personal Property (as defined in the Agreement) owned by Assignor and used exclusively in the use or operation of the Real Property and Personal Properly (each as defined in the Agreement), including, without limitation, any right of Assignor to use the name “Domain Gateway” and any other trade name owned by Assignor now used exclusively in connection with the Real Property and any utility contracts or other agreements or rights relating to the use and operation of the Real Property and Personal Property but excluding the name “RREEF” or its derivatives (collectively, the “Other Intangible Property”). Notwithstanding anything to the contrary contained herein, there shall be excluded from the assignment of any rights of Assignor under the Lease, Service Contracts, Warranties or Other Intangible Property (i) any rights of Assignor against third parties, including, without limitation, tenants, with respect to the period prior to the date hereof, and (ii) except to the extent Assignor receives a credit therefor on the date hereof, the rights of Assignor to rents and other payments from tenants and other third parties for the period prior to the date hereof.

This Assignment is made subject, subordinate and inferior to the easements, covenants and other matters and exceptions set forth on Exhibit D, if any, attached hereto and made a part hereof for all purposes.

ASSIGNEE ACKNOWLEDGES AND AGREES, BY ITS ACCEPTANCE HEREOF, THAT, EXCEPT AS EXPRESSLY PROVIDED IN, AND SUBJECT TO THE LIMITATIONS

CONTAINED IN, THAT CERTAIN AGREEMENT OF PURCHASE AND SALE, DATED AS OF                              , 2011, BY AND BETWEEN ASSIGNOR AND ASSIGNEE (THE “AGREEMENT”), THE ASSIGNED ITEMS ARE CONVEYED “AS IS, WHERE IS” AND IN THEIR PRESENT CONDITION WITH ALL FAULTS, AND THAT ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE NATURE, QUALITY OR CONDITION OF THE ASSIGNED ITEMS, THE INCOME TO BE DERIVED THEREFROM, OR THE ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSIGNED ITEMS.

Except as otherwise expressly provided in Article VII of the Agreement, by accepting this Assignment and by its execution hereof, Assignee assumes the payment and performance of, and agrees to pay, perform and discharge, all the debts, duties and obligations to be paid, performed or discharged from and after the Closing Date (as defined in the Agreement) by (a) the “landlord” or the “lessor” under the terms, covenants and conditions of the Lease, including, without limitation, compliance with the terms of the Lease relating to tenant improvements and security deposits, to the extent that such items are expressly disclosed in the Lease delivered to or obtained by Buyer, and (b) the owner under the Service Contracts, the Warranties, and/or the Other Intangible Property. Assignee agrees to indemnify, hold harmless and defend Assignor from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) resulting by reason of the failure of Assignee to pay, perform or discharge any of the debts, duties or obligations assumed or agreed to be assumed by Assignee hereunder arising out of or relating to, directly or indirectly, in whole or in part, the Assigned Items, from and after the Closing Date. Except as otherwise expressly provided in Article VII and subject to the provisions of Sections 3.2 and 9.18 of the Agreement (which provisions are not modified in any way by the following indemnity), Assignor agrees to protect, indemnify, defend and hold Assignee harmless from and against all claims, losses, damages, costs, expenses, obligations and liabilities (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) (collectively, “Claims”) arising out of or relating to, directly or indirectly, in whole or in part, the Lease or Service Contracts prior to the Closing Date; provided, however, that the foregoing indemnity shall not apply to any Claims relating in any way to the physical, environmental or other condition of the Property (as defined in the Agreement) or the compliance or non-compliance of the Property with any legal requirements; and provided further that the foregoing indemnity shall apply solely to Claims first raised after the Closing Date and shall survive only for a period of twelve (12) months after the Closing Date. Any such Claim which Assignee may have at any time against Assignor, whether known or unknown, which is not specifically asserted by written notice to Assignor within such twelve (12) month period shall not be valid or effective, and neither Assignor nor any Seller Related Parties (as defined in the Agreement) shall have any liability with respect thereto.

The obligations of Assignor are intended to be binding only on the property of Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties.

All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the day and year first above written.

Assignor:	DOMAIN GATEWAY I, LP, a Texas limited partnership

By: RREEF DOMAIN GP, LLC,

a Delaware limited liability company
Its: General Partner

By:
Its:

Assignee:
a

By:
Name:
Title:

Exhibit A

to

Assignment of Leases, Service Contracts,

Warranties and Other Tangible Property

Real Property Description

Exhibit B

to

Assignment of Leases, Service Contracts,

Warranties and Other Tangible Property

List of Service Contracts

Exhibit C

to

Assignment of Leases, Service Contracts,

Warranties and Other Tangible Property

List of Warranties

Vendor	Service	Completion Date/ Warranty Period

Exhibit D

to

Assignment of Leases, Service Contracts,

Warranties and Other Tangible Property

Exceptions

Exhibit F

TENANT ESTOPPEL CERTIFICATE

Date:

KBS Capital Advisors LLC

and its successors and assigns (“Purchaser”)

311 South Wacker Drive, Suite 6550

Chicago, IL 60606

Attention:  Bill Rogalla

RE:	Lease with a Reference Date of April 9, 2009, and amended on April 20, 2009 by that certain First Amendment to Lease (the “Lease”) by and between Domain Gateway I, L.P., as lessor (“Lessor”) and One West Bank, FSB, as lessee (“Lessee”) with respect to certain premises (“Leased Premises”) located at 2900 Esperanza Crossing, Suite Nos. 100, 200, 300, 400 and 500, Austin, Texas 78758 (“Property”). The Leased Premises are comprised of 173,962 square feet.

Gentlemen:

The undersigned hereby acknowledges that Purchaser intends to acquire the Property and encumber the Property with a deed of trust in favor of its lender (“Lender”). The undersigned further acknowledges the right of Purchaser, Lender and any and all of Purchaser’s present and future lenders to rely upon the statements and representations of the undersigned contained in this Certificate and further acknowledges that any loan secured by any such deed of trust or further deeds of trust will be made and entered into in material reliance on this Certificate.

Given the foregoing, the undersigned Lessee hereby certifies and represents unto Purchaser and Lender, and their respective successors and assigns, with respect to the above described Lease, a true and correct copy of which is attached as Exhibit A hereto, as follows:

1.       All space and improvements covered by the Lease have been completed and furnished to the satisfaction of Lessee, all conditions required under the Lease have been met, and Lessee has accepted and taken possession of and presently occupies the Leased Premises, consisting of approximately 173,962 square feet, except                 [None]                             .

2.       The Lease is for a total term of one hundred twenty (120) calendar months commencing September 1, 2009, and ending August 31, 2019, and has not been modified, altered or amended in any respect and contains the entire agreement between Lessor and Lessee, except as follows: Commencement Letter dated 9/14/09, Fiber Installation Letter dated 5/18/09, and ROFO Letter dated 5/18/09 (list amendments and modifications other than those, if any, attached to and forming a part of the Lease as well as any verbal agreements, or write “None”).

3.         As of the date hereof, the annual minimum rent under the Lease is $2,435,468.00, subject to any escalation and/or common area maintenance charges, in accordance with the terms and provisions of the Lease.

4.         No rent has been paid by Lessee in advance under the Lease except for $            None        , which amount represents rent for the period beginning                 N/A            ,         , and ending             N/A            ,         , and Lessee has no charge or claim of offset under said Lease or otherwise, against rents or other amounts due or to become due thereunder. No “discounts”, “free rent” or “discounted rent” have been agreed to or are in effect except for [None].

5.         A Security Deposit of $7,500,000 in the form of a letter of credit has been made and is currently being held by Lessor.

6.         Lessee has no claim against Lessor for any deposit or prepaid rent except as provided in Paragraphs 4 and 5 above.

7.         The Lessor has satisfied and/or paid all commitments (including, without limitation, any tenant improvement allowances (including the tenant improvement allowance provided for under Section 5.1 of Exhibit B of the Lease)), arrangements or understandings made to induce Lessee to enter into the Lease, except as follows:                     [None]                             , and the Lessor is not in any respect in default in the performance of the terms and provisions of the Lease, nor is there now any fact or condition which, with notice or lapse of time or both, would become such a default.

8.         Lessee is not in any respect in default under the terms and provisions of the Lease (nor is there now any fact or condition which, with notice or lapse of time or both, would become such a default) and has not assigned, transferred or hypothecated its interest under the Lease, except as follows:                                                              [None]                                                                      .

9.         Except as expressly provided in the Lease or in any amendment or supplement to the Lease, Lessee: (i) does not have any right to renew or extend the term of the Lease; and (ii) does not have any right, title, or interest with respect to the Leased Premises other than as Lessee under the Lease. Lessee does not have any option or preferential right to purchase all or any part of the Leased Premises or all or any part of the building or premises of which the Leased Premises are a part. There are no understandings, contracts, agreements, subleases, assignments, or commitments of any kind whatsoever with respect to the Lease or the Leased Premises except as expressly provided in the Lease or in any amendment or supplement to the Lease set forth in Paragraph 2 above, copies of which are attached hereto.

10.      The Lease is in full force and effect and Lessee has no defenses, setoffs, or counterclaims against Lessor arising out of the Lease or in any way relating thereto or arising out of any other transactions between Lessee and Lessor.

11.         The current address to which all notices to Lessee as required under the Lease should be sent is: One West Bank, FSB, 888 East Walnut Street, Pasadena, California 91101-5646 ATTN: Vice President of Lease Administration, with a copy to One West Bank, FSB, 888 East Walnut Street, Pasadena, California 91101-5646.

Dated:                                              , 2011

“LESSEE”

Exhibit G

RENT SUBSIDY

Buyer is entitled to a credit at Closing in the amount of $1,906.43 per day for the period between Closing through August 31, 2012, inclusive of the day of Closing.

G-1

Exhibit H

SECOND AMENDMENT TO LEASE

(Attached)

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made to be effective as of the              day of                     , 2011, by and between DOMAIN GATEWAY I, LP, a Texas limited partnership (“Landlord”), and ONEWEST BANK, FSB, a Federally Chartered Savings Bank (“Tenant”) (Tenant and Landlord sometimes collectively referred to herein as the “Parties”).

Recitals

A.         Landlord and Tenant entered into that certain Lease with a Lease Reference Date of April 9, 2009 (the “Lease”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord approximately 173,962 square feet of office space comprising Suite Nos. 100, 200, 300, 400 and 500 in the building located at 2900 Esperanza Crossing, Austin, Texas, 78758 (the “Premises”)

B.         Landlord and Tenant subsequently amended the Lease pursuant to that certain First Amendment to Lease dated April 20, 2009 (the “First Amendment”).

C.         The Lease, as amended by the First Amendment and this Second Amendment, is hereinafter collectively referred to as the “Lease”.

D.         The Parties desire to further amend the Lease as set forth below in this Second Amendment.

Amendment

In consideration of the premises and the mutual covenants and agreements hereinafter made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.         Building Two ROFO Rights. Section 41.8 and Exhibit I of the Lease and Paragraph 4 and Exhibit I of the First Amendment are hereby deleted in their entirety, and any references in the Lease to the “ROFO” are hereby deleted.

2.         Landlord Letter of Credit. Paragraph 5 of the First Amendment is hereby deleted in its entirety and any references in the Lease to the “Landlord Letter of Credit” are hereby deleted.

3.         Expansion Building Option. Section 41.9 and Exhibit J of the Lease is hereby deleted in its entirety and any references in the Lease to the “Expansion Building Option” and the “Expansion Building” are hereby deleted.

4.         Expansion Building ROFR. Section 41.10 of the Lease is hereby deleted in its entirety and any references in the Lease to the “Expansion Building ROFR” are hereby deleted.

2

5.       Miscellaneous.

 a.       All terms and conditions of the Lease not expressly modified by this Second Amendment shall remain in full force and effect, and, in the event of any inconsistencies between this Second Amendment and the terms of the Lease, the terms set forth in this Second Amendment shall govern and control. Except as expressly amended hereby, the Lease shall remain in full force and effect as of the date thereof.

 b.      This Second Amendment may be executed in one or more counterparts which shall be construed together as one document.

 c.      Unless defined differently herein or the context clearly requires otherwise, all terms used in this Second Amendment shall have the meanings ascribed to them under the Lease.

 d.      This Second Amendment (i) shall be binding upon and shall inure to the benefit of each of the Parties and their respective successors, assigns, receivers and trustees; (ii) may be modified or amended only by a written agreement executed by each of the Parties; and (iii) shall be governed by and construed in accordance with the laws of the State of Texas.

[Signature Page Follows]

3

[Signature Page to Second Amendment to Lease]

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Lease as of the date first written above.

LANDLORD:

DOMAIN GATEWAY I, LP, a Texas limited partnership

By:	RREEF DOMAIN GP, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

TENANT:

ONEWEST BANK, FSB, a Federally Chartered Savings Bank

By:
Name:
Title:

1

Schedule 1

DISCLOSURE ITEMS

All matters disclosed or referred to in those certain environmental reports listed on Schedule 1-A attached hereto (the “Environmental Reports”).

Schedule 1

Schedule 1-A

LIST OF ENVIRONMENTAL REPORTS

Limited Waters of the US Screening	Prepared by Terracon Consultants, Inc., dated November 14, 2007
Phase I Environmental Site Assessment – Project 96077779	Prepared by Terracon Consultants, Inc., dated October 26, 2007

Schedule 1-A

Schedule 2

DUE DILIGENCE MATERIALS

INVENTORY OF DOCUMENTS REQUIRED

Physical Information:

1.	Obtain disks and hard copy of recently completed Argus cash flow model.

2.	A loss history for at least 3 years.

3.	All existing Phase I or Phase II Environmental reports.

4.	All existing plans, surveys, drawings and specifications

5.	All licenses, permits and maps (tentative and final) relating to the Property and pending applications to governmental entities.

Operating Reports:

6.	Historical operating statements for past three years with historical occupancies

7.	Property operating statements for the most recent full calendar year and for the current year to date with break out in quarterly intervals

8.	Trial balances and general ledger at end of CY 2010 and as of the current date.

9.	Intentionally Omitted

10.	Schedule of parking revenues and related support for CY 2010 (agreements, copy of receipts, etc.)

11.	Current schedule of any contracted tenant improvement work not started.

12.	Access to invoices and check copies for all expenses for CY 2010 and YTD 2011.

13.	Current rent roll.

14.	Complete copies of the Leases and all licensing agreements including all amendments, addendums, exhibits, side agreements, and lease abstracts.

15.	Access to copies of Lease correspondence and Lease files, including landlord and tenant correspondence.

16.	Leasing activity report, if any, including copies of pending leases, lease proposals, and letters of intent under negotiation.

17.	Economic terms of any sub-leases within the project or any sub-lease space that is currently being marketed, if any, to the extent in Seller’s possession or control.

18.	Copy of tenant escalation (CAM, taxes, insurance, etc.) billing worksheets that show calculations, including base year information (stops) and exclusions.

19.	Year end 2010 CAM Reconciliation.

20.	Copies of service contracts and leasing service commission agreements.

21.	Accounts receivable report.

22.	Schedule of tenant security deposits.

23.	Current real estate and personal property tax bills and historical tax bills for past three years.

Other Information:

24.	Information on the Tenants - i.e. brochure, annual report, financials, etc., if available.

25.	Copies of governmental notices, association notices regarding violations/issues and copies of all documents regarding litigation, liens or threatened claims.

Schedule 1-A

INVENTORY OF DOCUMENTS REQUIRED

26.	List of any personal property existing in which Seller has an interest.

BUYER’S 3-14 AUDIT DOCUMENTS

DOCUMENTS REQUIRED FOR 3-14 AUDIT (Please provide highlighted items as soon as possible)

Background Questions:

•	Basis of Accounting: Cash, Tax, Accrual, Historical GAAP? Historical GAAP preferred.

•	Have property financial statements been audited?

•	Have audits been performed for the most recent full calendar year?

•	If audited by what firm?

General

•

Property operating statements for the most recent full calendar year and for the current year to date with break out in quarterly intervals, eg.: For a property purchased on 4/15/11; we would need operating statements for the Quarters ended 3/31/10, 6/30/10, 9/30/10, 12/31/10, 3/31/11 and YTD 12/31/10 and YTD 12/31/11. Post closing we will need the income statement from the last full quarter provided to the closing date.

•	Trial balances at the end of the most recent full calendar year and as of the current date.

•	General ledger for the most recent full calendar year and for the current year to date (should include activity for entire year and all general ledger accounts).

•

Bank statements and Bank Reconciliations – need as of prior year end month (eg 12/31/10 for 2011 acquisition); 2 months following prior year end month (eg 01/31/11 and 02/28/11); and most recent quarter end month.

•	Management Representation Letter

Revenues

Access to the following for all revenues for the most recent full calendar year and for the current year to date:

•

Lease agreements including any leases which have expired or were terminated in 2010 (latest full calendar year) and 2011 (current year). We may also request lease agreements going back for the last 5 years

•	Rent rolls at year end for the last five years

•	Billing invoices

•	Straight line rent support for the last full calendar year and for the current year to date (if applicable)

•	Tenant ledger for the last full calendar year and for the current year to date

Access to the following for certain revenues, if applicable, for the most recent full calendar year and for the current year to date:

•	Schedule of parking revenues and related support (agreements, copy of receipts, etc.).

Schedule 1-A

•	Schedule of interest income and related support (confirmations, bank statements, etc.).

Expenses

Access to the following for all expenses for the most recent full calendar year and for the current year to date:

•	Invoices

•	Check copies

Check register for current year to date

Access to the following for all certain expenses, if applicable, for the most recent full calendar year and for the current year to date:

•	Property tax bills

•	Insurance statements

•	Insurance policies

•	Management fee agreement

•	Management fee calculation

•	Agreements with Contractors

•	Utility Bills

Note: Support should cover entire year and current year. Eg. If insurance policy is from July to June and we are in 2011; we would need July 2009 to June 2010; July 2010 to June 2011; and July 2011 to June 2012 (if available)

Reimbursable Expenses

Access to the following for the most recent full calendar year and for the current year to date:

•	CAM calculation to support monthly billings.

•	Year-end CAM reconciliation.

Post-closing

•	Final income statement for the current year from January 1, through the date of sale.

•	Final trial balance as of the date of sale.

•	Final general ledger for the current year from January 1, through the date of sale.

Please note that additional documentation may be required based on the findings of the 3-14 audit.

Schedule 1-A